Exhibit 99.1
Contact:
Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
617.542.5300
cyno@investorrelations.com
CYNOSURE POSTS STRONG THIRD-QUARTER OPERATING RESULTS ON
RECORD REVENUES OF $18.6 MILLION
•	Gross Profit Margin Increases 680 Basis Points to 60%
•	New Products Drive Continued Growth in Laser Revenue
•	Company Signs Key Patent Cross-Licensing Agreement with Palomar Medical Technologies
Westford, Mass., November 7, 2006 — Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced financial results for the quarter and nine months ended September 30, 2006. Revenues for the third quarter of 2006 increased 23% to a record $18.6 million from $15.0 million for the third quarter of 2005. Gross profit margin increased 680 basis points to 60% of total revenues compared with 53% for the same period in 2005.
For the three months ended September 30, 2006, Cynosure recorded a net loss under Generally Accepted Accounting Principles (GAAP) of $4.2 million, or $0.38 per share, which includes a $10.0 million one time charge relating to a payment due Palomar Medical Technologies, Inc. as part of a patent cross licensing agreement between the companies. The payment, which was announced today in a separate news release, resolves all outstanding patent disputes with Palomar. Comparable GAAP net income for the third quarter of 2005 was $1.1 million, or $0.15 per diluted share. The third-quarter 2006 results also include approximately $0.8 million in stock-based compensation expense. Non-GAAP net income, which excludes the licensing payment and stock-based compensation expense, was $1.9 million, or $0.16 per diluted share. Please refer to the financial reconciliations included in this news release for a reconciliation of GAAP results to Non-GAAP results for the three and nine months ended September 30, 2006.
“Cynosure enjoyed an outstanding third quarter, delivering record sales and hitting our 60 percent gross profit target several quarters ahead of our internal forecast,” said President and Chief Executive Officer Michael Davin. “Strong sales of our flagship aesthetic laser systems, including the initial launch of our industry-leading Affirm™ system for skin rejuvenation, helped to fuel our sixth consecutive quarter of increasing revenue. In the third quarter of 2005 we had a $1.9 million single order for multiple lasers to swap out technology in a spa franchise; excluding this order, on a comparative basis our revenue increased 41% in the third quarter 2006 as compared to the similar period in 2005. But the real story of this quarter is our gross profit margin, which reflects our success in delivering profitable growth. Our continued margin enhancement is a result of our continuing focus on innovative, high-margin products, our modular design and manufacturing techniques, and the growth of our direct distributors, both in North America and key overseas markets, including Japan.”
Cross-Licensing Agreement
Under the cross-licensing agreement announced today with Palomar, Cynosure will make a one-time $10.0 million payment to license certain intellectual property. The payment covers all royalties on previous sales of hair-removal systems including the Photosilk and the Apogee family of products. Cynosure does not owe interest or penalties to Palomar for these sales. Future sales of these systems will be subject to a royalty which would be equal to a blended rate of approximately 3.5% of Cynosure’s current total revenue. In exchange, Palomar will license the rights to certain patents from Cynosure in exchange for a lower royalty rate on the Apogee Elite™ System for a two-year period.
Cynosure’s other flagship products, including Affirm, Cynergy with MultiPlex technology and the TriActive LaserDermalogy System, are not subject to any future royalties.
“This agreement was sparked by our desire to make the most cost-effective and least disruptive business decision for Cynosure and its shareholders,” Davin said. “We are pleased to reach an equitable result with Palomar. We obtained rights to two patents that have proved to be among the most significant in our industry. As a result, we now have the ability to apply the key elements of these patents to significantly enhance our current hair-removal product offerings. By negotiating a licensing agreement, we avoided a potentially arduous, expensive and uncertain legal process.”
Recent Highlights
Since the end of the second quarter, Cynosure:
•	Expanded its distribution capabilities in the Asia-Pacific region with the opening of a sales and service office in Osaka, the Company’s second location in Japan. The Osaka location increases the Company’s direct sales and customer support to practices looking to provide treatments for leg and facial vein removal, hair removal, vascular and pigmented lesions, and cellulite
•	Received CE Mark approval for its Affirm™ system. CE Mark enables the Affirm system to be marketed throughout the European Union and many other countries.
•	Broadened its position in Europe by becoming the exclusive technology provider for new U.K. clinics being opened by sk:n Ltd. Cynosure will supply laser systems for all new sk:n clinics, which are expected to begin opening in 2007.
•	Named Stephen May to the new position of Senior Vice President, Global Marketing. Prior to joining Cynosure, May had worked with major aesthetic laser companies, including Palomar Medical, Lumenis and most recently, Syneron, where he served as Vice President of Global Marketing and led the re-branding of the company and its core product line.

Nine-Month Results
For the nine months ended September 30, 2006, revenues increased approximately 34% to $53.8 million from $40.1 million for the same period in 2005. Cynosure recorded a GAAP net loss for the first nine months of 2006 of $2.2 million, or $0.20 per share, compared with net income of $1.6 million, or $0.22 per share, for the same period in 2005. Results for the nine-month period ended September 30, 2006 include approximately $10.0 million related to the Palomar agreement, $1.6 million in stock-based compensation expense and $1.1 million in charges for the write-down of inventory and uncollectible accounts receivable resulting from the termination of two agreements associated with Cynosure’s legacy relationship with Sona MedSpa International. Cynosure recorded stock-based compensation expense of $0.4 million in the 2005 period. On a non-GAAP basis that excludes the effect of the Palomar settlement, stock-based compensation expense and the Sona MedSpa-related charges, net income for the first nine months of 2006 was $5.2 million, or $0.42 per diluted share, compared with $1.7 million, or $0.24 per diluted share, for the comparable period in 2005. Please refer to the financial reconciliations included in this news release for a reconciliation of GAAP results to Non-GAAP results for the nine months ended September 30, 2006.
Business Outlook
“Through the first nine months of 2006, we achieved exceptional operating results by delivering efficiency and innovation,” Davin said. “Customer demand for new flagship technologies such as the Cynergy with MultiPlex and Affirm systems continues to accelerate, driving gross profit margin and revenue to record highs. We expect to sustain this momentum in the quarters ahead, anchored by our successful distribution strategy in North American and emerging markets around the world.”
Use of Non-GAAP Financial Measures
To supplement Cynosure’s consolidated financial statements presented in accordance with GAAP, this press release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP net income and non-GAAP diluted earnings per share. For the three months ended September 30, 2006, these non-GAAP measures exclude $10 million related to the Company’s licensing agreement with Palomar and $820,000 in stock-based compensation expense. For the nine months ended September 30, 2006, these non-GAAP measures exclude charges of $10 million related to the Palomar agreement, $667,000 related to the write-down of inventory, $463,000 in uncollectible accounts receivable and $1.6 million in stock-based compensation expense. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. For more information on these non-GAAP financial measures, please see the non-GAAP data included at the end of this release. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitor’s operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Conference Call
Cynosure will host a conference call for investors today at 9:00 a.m. ET. On the call, Michael Davin and Timothy Baker, the company’s executive vice president and chief financial officer, will discuss the third-quarter 2006 financial results, provide a business update and discuss the Company’s growth strategy.
Those who wish to listen to the conference call webcast should visit the “Investors” section of the company’s website at http://www.cynosurelaser.com. The live call also can be accessed by dialing (800) 289-0518 or (913) 981-5532 (confirmation code: 6984814). If you are unable to listen to the live call, the webcast will be archived on the company’s website for 30 days.
About Cynosure, Inc.
Cynosure, Inc. develops and markets aesthetic laser treatment systems that are used by physicians and other practitioners to perform non-invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse-dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit http://www.cynosurelaser.com.
Safe Harbor
Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s expectations and future financial performance, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, timing of the company’s international launch of the Affirm system, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues	$18,556	$15,041	$53,826	$40,121
Cost of revenues	7,442	7,092	23,015	18,724

Gross profit	11,114	7,949	30,811	21,397

Operating expenses
Selling and marketing	6,372	4,153	17,979	12,419
Research and development	1,207	802	3,455	2,331
General and administrative	2,041	1,362	6,218	3,747
Royalty settlement	10,000	—	10,000	—

Total operating expenses	19,620	6,317	37,652	18,497

(Loss) income from operations	(8,506)	1,632	(6,841)	2,900

Interest income (expense), net	680	5	2,063	(40)
Other income (expense), net	215	38	621	(243)

(Loss) income before income taxes	(7,611)	1,675	(4,157)	2,617

Income tax (benefit) provision	(3,370)	546	(2,019)	929
Minority interest in net income of subsidiary	6	23	42	58

Net (loss) income	$(4,247)	$1,106	$(2,180)	$1,630

Diluted net (loss) income per share	$(0.38)	$0.15	$(0.20)	$0.22

Diluted weighted average shares outstanding	11,107	7,578	11,061	7,348

Basic net (loss) income per share	$(0.38)	$0.18	$(0.20)	$0.26

Basic weighted average shares outstanding	11,107	6,242	11,061	6,232

Non-GAAP data
Gross Profit	$11,114	$7,949	$30,811	$21,397
Sona — inventory writedown	—	—	667	—
Stock-based compensation	53	24	79	37

Non-GAAP gross profit	11,167	7,973	31,557	21,434

Operating Expenses:	19,620	6,317	37,652	18,497
Sona — provision for doubtful account	—	—	(463)	—
Royalty settlement	(10,000)	—	(10,000)	—
Stock-based compensation	(767)	(81)	(1,532)	(326)

Non-GAAP operating expenses	8,853	6,236	25,657	18,171

Non-GAAP income from operations:	2,314	1,737	5,900	3,263

Interest income (expense), net and other income	895	43	2,684	(283)

Non-GAAP income before income taxes	3,209	1,780	8,584	2,980

Non-GAAP provision for income taxes	1,268	703	3,391	1,177
Minority Interest	6	23	42	58

Non-GAAP net income	$1,935	$1,054	$5,151	$1,745

Non-GAAP diluted net income per share	$0.16	$0.14	$0.42	$0.24

Diluted weighted average shares outstanding	12,061	7,578	12,125	7,348

Condensed Consolidated Balance Sheet

(In thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$61,356	$64,646
Accounts receivable, net	17,618	13,552
Amounts due from related parties	8	72
Inventories	17,976	14,140
Deferred tax asset, current portion	5,838	1,804
Prepaid expenses and other current assets	3,154	737

Total current assets	105,950	94,951
Property and equipment, net	4,974	4,424
Other noncurrent assets	513	793

Total assets	$111,437	$100,168

Liabilities and stockholders’ equity:
Short-term loan	$165	$161
Accounts payable and accrued expenses	22,988	10,682
Amounts due to related parties	263	960
Deferred revenue	2,393	3,626
Capital lease obligations	412	295

Total current liabilities	26,221	15,724

Capital lease obligations, net of current portion	1,031	814
Deferred revenue, net of current portion	305	123
Other long-term liabilities	101	42
Minority interest in consolidated subsidiary	360	314

Total stockholders’ equity	83,419	83,151

Total liabilities and stockholders’ equity	$111,437	$100,168